Exhibit (e)(2)

Mutual Confidentiality Agreement (Agreement), dated November 18, 2016

Parties:

CardConnect Corp.	First Data Corporation.

1000 Continental Drive	5565 Glenridge Connector

Suite 300	Atlanta, GA 30342

King of Prussia, PA 19406	(First Data)

(Company)

A. Company and First Data intend to discuss a potential transaction between First Data, or an affiliate or subsidiary of First Data, and the Company relating to a potential acquisition of the Company or its assets (the Proposed Transaction).

B. In connection with the Proposed Transaction, certain confidential and proprietary information of each party and its affiliates (such party, a disclosing party) may be disclosed to the other party (such party, the recipient) for the sole purpose of evaluating the Proposed Transaction.

C. The parties wish to agree to the terms on which they will disclose confidential and proprietary information.

The parties agree as follows:

1. Confidential Information.

Confidential Information shall mean:

(a) any data or information that is competitively sensitive material, and not generally known to the public, including, without limitation, products, planning information, marketing strategies, plans, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of First Data or the Company, their affiliates, and customers, clients and suppliers of any of the above;

(b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords First Data or the Company or any affiliate of either of them a competitive advantage over its competitors; and

(c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, information, know-how and trade secrets, whether or not patentable or copyrightable.

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Confidential Information includes, without limitation, all documents, inventions, drawings, diagrams, computer programs and data, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital form) of the foregoing which now exist or come into the control or possession of a party to this Agreement. Confidential Information also includes the fact that discussions or negotiations are taking (or have taken) place concerning the Potential Transaction between the Company and First Data or any of the terms, conditions or other facts with respect to any such transaction, including, without limitation, the status or timing thereof, and neither party will disclose that it has requested or received any Confidential Information or that this Agreement has been entered into, or have any communications concerning the Potential Transaction with, any person, other than its Representatives (as defined below) as provided in this Agreement and as otherwise required by applicable law, rule or regulation.

2. Confidentiality Obligations.

(a) Except as expressly authorized by prior written consent of the other party, each party shall:

(i) limit access to any Confidential Information received by it to its affiliates, directors, employees, the employees of its affiliates, its professional advisers, bankers and consultants (its Representatives) who have a need-to-know in connection with the evaluation of the Proposed Transaction;

(ii) advise its Representatives having access to the Confidential Information of the proprietary nature of the information and of the obligations set out in this Confidentiality Agreement;

(iii) take appropriate action by instruction or agreement with all Representatives having access to the Confidential Information to fulfil its obligations under this Confidentiality Agreement;

(iv) safeguard all Confidential Information received by it using a reasonable degree of care, and not less than that degree of care used by it in safeguarding its own similar information or material;

(v) use all Confidential Information received by it solely for evaluating the Proposed Transaction;

(vi) not disclose any Confidential Information received by it to third parties, other than its Representatives in accordance with this Agreement; and

(vii) not disclose the existence of the discussions between the parties regarding the Proposed Transaction to any third party, other than its Representatives.

Upon the request of the disclosing party, the recipient shall use reasonable efforts to collect and surrender (or confirm the destruction of, or in the case of computerised, electronic or digital data, non-recoverable data erasure of) all Confidential Information and all memoranda, notes, records, drawings, records, and other documents or materials (and all copies of same, including “copies” that have been converted to computerised, digital or electronic media in the form of image, data or word processing files either manually or by image capture) based on or including any Confidential Information. Upon the return or destruction of such materials, an authorized officer of the recipient shall, upon request of the disclosing party, certify in writing, that all such materials have been either surrendered or destroyed in accordance with the requirements of this Agreement.

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(b) Until the earlier of (i) the consummation of the Proposed Transaction, or (ii) two (2) years from the date of this Agreement, neither party will, and will direct its Representatives who receive Confidential Information not to, initiate or maintain contact with any officer, director, manager, employee, affiliate, supplier, distributor, broker or customer of the other party or any of its parents, subsidiaries or any shareholder of the other party or any of its affiliates regarding the Potential Transaction, except in each case with the express written consent of the other party; provided, however, that nothing herein is intended to restrict any contact, business or other communications, contact or dealings with such parties, unrelated to the Potential Transaction, or due diligence activities not reasonably expected to reveal the Potential Transaction. Each party also hereby agrees that, for the period ending the earlier of (i) the consummation of the Potential Transaction or (ii) two (2) years from the date of this Agreement, neither party will, and will direct its Representatives not to, directly or indirectly, solicit for employment (including any discussion of any possible terms of employment following the Potential Transaction), or employ, as an employee, independent contractor, or otherwise, any of the employees or independent contractors of the other party that were first introduced or made known to such party in connection with its consideration of the Potential Transaction, except in each case with the express written consent of the other party; provided, however, that nothing herein shall prohibit the solicitation or employment of any such person (i) resulting from general solicitations of employment not directed solely to the employees of the other party, (ii) who contacts the first party or its Representative on his or her own initiative or (iii) following cessation of such person’s employment with the other party other than in connection with a solicitation in breach of this Agreement. For the avoidance of doubt, First Data’s owners, including KKR, shall be deemed not to be “affiliates” or “Representatives” as those terms are used in Section 2 (b) of this Agreement.

(c) Recipient hereby acknowledges that Confidential Information is being furnished to it in consideration of its agreement that, for a period of two (2) years from the date of this Agreement, recipient will not, and will direct its Representatives not to, assist, provide or arrange financing to or for others to, directly or indirectly, acting alone or in concert with others:

(i) acquire or agree, offer, seek or propose to acquire (or request permission to do so), ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of (A) a material portion of the assets or businesses of the disclosing party or any of its affiliates, or (B) any equity securities issued by the disclosing party or any of its affiliates, or any rights or options to acquire such ownership (including from a third party),

(ii) offer, seek or propose any merger, consolidation, business combination, liquidation, dissolution or other extraordinary transaction with or involving the disclosing party or any of its affiliates (other than in connection with the Proposed Transaction),

(iii) seek or propose to influence or control in any manner the management or the policies of the disclosing party or any of its affiliates or to obtain representation on the board of directors or similar governing body of the disclosing party or any of its affiliates, or solicit, or encourage or in any way participate in the solicitation of, any proxies or consents with respect to any equity securities of the disclosing party or any of its affiliates (including, but not limited to, by way of calling or seeking to call a special meeting of equity security holders),

(iv) form, join or in any way participate in a “group” (as defined under the Exchange Act of 1934) with respect to the disclosing party or any of its affiliates,

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(v) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the matters set forth in this paragraph, or

(vi) take any action which might force the disclosing party to make a public announcement regarding any of the foregoing, seek or request permission to do any of the foregoing, or make or seek permission to make any public announcement with respect to any of the foregoing; provided that recipient will be released from the prohibition in this sentence if there is a public announcement that the disclosing party or any of its affiliates and any person or group have entered into a definitive agreement providing for a transaction that, if consummated, would result in that person or group, directly or indirectly, acquiring control of the disclosing party or acquiring all or substantially all of the assets of the disclosing party.

(vii) For the avoidance of doubt, First Data’s owners, including KKR, shall be deemed not to be “affiliates” or “Representatives” as those terms are used in Section 2 (c) of this Agreement.

3. Exceptions to Confidentiality.

The obligations of confidentiality and restrictions on use in Section 2 shall not apply to any Confidential Information that:

(a) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the recipient;

(b) was lawfully received by the recipient from a third party free of any obligation of confidence to such third party;

(c) was already in the lawful possession of the party prior to receipt under this Agreement, directly or indirectly, from the other party;

(d) is required to be disclosed in a judicial or administrative proceeding, or by decision of a governmental body binding upon the receiving party, or is otherwise required to be disclosed by law, in any such case where possible, giving the disclosing party reasonable notice of the possibility of such disclosure so the disclosing party may, at its expense, attempt to stop such disclosure or obtain a protective order concerning such disclosure;

(e) is subsequently and independently developed by employees, consultants or agents of the recipient without reference to the Confidential Information disclosed under this Agreement; or

(f) is disclosed by the recipient in accordance with the prior written approval of the disclosing party.

4. Enforcement and Equitable Relief.

If either party violates this Agreement, the other party shall be entitled, if it so elects, seek to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for breach of this Agreement, and to obtain equitable relief to enforce its rights. The parties agree: (i) that money damages would not be a sufficient remedy for breach of the confidentiality and other obligations under this Agreement; (ii) that in an action for equitable remedies under this Agreement, the disclosing party shall not be required to prove inadequacy or insufficiency of monetary damages as a remedy; and (iii) to waive any requirement for a bond in connection with any injunctive or other equitable relief.

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5. Rights in Confidential Information.

This Agreement does not confer any right, licence, interest or title in, to or under the Confidential Information to the recipient. No licence is granted to the recipient under this Agreement, by estoppel or otherwise under any patent, trademark, copyright, trade secret or other proprietary rights of the disclosing party. Title to the Confidential Information shall remain solely with the disclosing party.

6. Term.

Except as otherwise provided herein, this Agreement shall expire two year(s) from the date it is executed. Notwithstanding the foregoing, each party’s obligations of confidentiality, non-disclosure and non-use as to Confidential Information shall survive termination of this Agreement so long as a recipient has possession of Confidential Information.

7. Relationship.

This Agreement does not create a joint venture or partnership between the parties, and neither party is obligated to enter into any contract or business relationship with the other.

8. Competitive Products or Services.

Each party acknowledges that either of them may now market or may have under development products or services which are competitive with products or services now offered or which may be offered by the other party. Subject to the express obligations set out in this Agreement, neither this Agreement nor discussions or communications between the parties in relation to the Proposed Transaction will impair the right of either party to develop, make, use, procure and market any product or service or to pursue other business transactions or relationships, alone or with others, now or in the future, including those which may be competitive with those offered by the other party and those similar in nature to the Proposed Transaction.

9. Governing Law.

This Agreement, its validity, construction and effect shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. The parties irrevocably submit to (i) the exclusive jurisdiction of Delaware Chancery Court and any federal court sitting in Delaware for purposes of any suit, action or other proceeding arising out of this Agreement, or of the transactions contemplated hereby, that is brought by or against either party, and (ii) the exclusive venue of such suit, action or proceeding in Delaware.

10. General.

This Agreement supersedes any and all prior or contemporaneous understandings and agreements between the parties regarding the subject matter of this Agreement and is the complete and exclusive statement of the parties. This Agreement can only be modified by a written amendment executed by the parties. Waiver of any breach of this Agreement must be in writing to be effective and shall not be a waiver of any subsequent breach, nor shall it be a waiver of the underlying obligation. Should any court determine that any provision of this Agreement is not enforceable, such provision shall be modified, rewritten or interpreted to include as much of its nature and scope as will render it enforceable. This Agreement is personal in nature, and neither party may directly or indirectly assign or transfer it by operation of law or otherwise without the prior written consent of the other party, which may be withheld in such party’s sole discretion. This Agreement may be executed in one or more counterparts, including facsimile or PDF counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

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Executed as an agreement by the parties, intending to be legally bound, by their authorized representatives, on the day first written above.

CardConnect Corp.	First Data Corporation

Signature Jeffrey Shanahan	Signature Kevin Vermillion
Name President & CEO	Name Vice President
Title	Title

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